                                                                       EXHIBIT 4

                       AGREEMENT OF LIMITED PARTNERSHIP

                                      OF

                          WINDSOR PARK PROPERTIES 6,
                       A California Limited Partnership

                         LIMITED PARTNERSHIP AGREEMENT

                               Table of Contents

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I.  FORMATION OF LIMITED PARTNERSHIP.....................................................................        1

1.01                  FORMATION AND AGREEMENT OF LIMITED PARTNERSHIP.....................................        1

1.02                  NAME AND PRINCIPAL PLACE OF BUSINESS...............................................        1

1.03                  TERM OF PARTNERSHIP................................................................        1

1.04                  DEFINITIONS........................................................................        1

1.05                  PURPOSE OF PARTNERSHIP AND INVESTMENT OBJECTIVES...................................        3

1.06                  GENERAL AND LIMITED PARTNERS.......................................................        3

(A)                   GENERAL PARTNERS...................................................................        3

(B)                   GENERAL PARTNERS CAPITAL CONTRIBUTION..............................................        3

(C)                   GENERAL PARTNERS PURCHASE OF UNITS.................................................        3

(D)                   AUTHORIZED UNITS AND ORIGINAL AND ADDITIONAL LIMITED PARTNERS......................        4

(E)                   ADMISSION OF ORIGINAL ADDITIONAL LIMITED PARTNERS..................................        4

II.  MANAGEMENT OF THE PARTNERSHIP.......................................................................        4

2.01                  POWERS AND DUTIES OF THE GENERAL PARTNERS..........................................        4

2.02                  INDEMNIFICATION....................................................................        5

2.03-1                POWERS AND DUTIES OF THE LIMITED PARTNERS..........................................        6

2.03-2                ACTS NOT DEEMED "PARTICIPATION IN CONTROL".........................................        6

2.03-3                THE RIGHTS AND DUTIES OF THE PARTNERS IN RELATIONSHIP TO THE PARTNERSHIP SHALL
                      BE DETERMINED BY THE FOLLOWING RULES...............................................        7

2.04                  COMPENSATION OF GENERAL PARTNERS AND AFFILIATES....................................        7

(1)                   PROPERTY MANAGEMENT FEE............................................................        7

(2)                   AFFILIATE ACQUISITION FEES.........................................................        8

(3)                   MORTGAGE FINANCING FEE.............................................................        8

(4)                   LIMITATION.........................................................................        8

2.05                  INVESTMENT IN PROPERTIES...........................................................        8

2.06                  CERTAIN MORTGAGING.................................................................        9

2.07                  REINVESTMENT.......................................................................        9

III.  FINANCING OF THE PARTNERSHIP.......................................................................        9

3.01                  CAPITAL CONTRIBUTIONS OF THE GENERAL PARTNERS......................................        9

3.02                  CAPITAL CONTRIBUTIONS OF THE LIMITED PARTNERS......................................        9

(A)                   PARTNERSHIP UNITS..................................................................        9

(B)                   INITIAL SUBSCRIPTIONS..............................................................        9

3.03                  ADDITIONAL CONTRIBUTIONS...........................................................        9

3.04                  INTEREST...........................................................................        9
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                                       i

                         LIMITED PARTNERSHIP AGREEMENT

                               TABLE OF CONTENTS
                                  (continued)

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3.05                  TIME FOR RETURN OF CONTRIBUTIONS...................................................        9

3.06                  LOANS BY THE PARTNERS..............................................................       10

3.07                  ALLOCATION OF NET PROFITS AND NET LOSSES AND DISTRIBUTIONS FROM CASH AVAILABLE
                      FOR DISTRIBUTION...................................................................       10

3.08.                 CONDITIONS AND CONSENT TO ALLOCATIONS AND DISTRIBUTIONS............................       11

3.09                  PARTNERSHIP EXPENSES...............................................................       12

IV.  BOOKS OF ACCOUNT, FINANCIAL STATEMENTS AND FISCAL MATTERS...........................................       13

4.01                  BOOKS OF ACCOUNT...................................................................       13

4.02                  REPORTS AND FINANCIAL STATEMENTS...................................................       13

(A)                   ANNUAL REPORT......................................................................       13

(B)                   REPORT OF FEES.....................................................................       14

(C)                   QUARTERLY REPORTS..................................................................       14

(D)                   TAX INFORMATION....................................................................       14

(E)                   SPECIAL REPORTS....................................................................       14

(F)                   REPORTS DURING OFFERING............................................................       14

(G)                   FILING OF REPORTS..................................................................       14

4.03                  TAX RETURNS AND RECORDS............................................................       14

4.04                  FISCAL YEAR........................................................................       15

4.05                  BANK ACCOUNTS, FUNDS AND ASSETS....................................................       15

4.06                  ADJUSTMENT OF TAX BASIS............................................................       15

4.07                  INSURANCE..........................................................................       15

4.08                  APPRAISALS.........................................................................       15

4.09                  TAX MATTERS PARTNER................................................................       16

V.  ASSIGNABILITY OF LIMITED PARTNERS' INTERESTS.........................................................       16

5.01                  LIMITED PARTNERS' INTEREST.........................................................       16

5.02                  FURTHER RESTRICTION ON TRANSFERS...................................................       16

5.03                  SUBSTITUTED PARTNERS...............................................................       16

5.04                  ADDITIONAL RESTRICTIONS............................................................       16

5.05                  WITHDRAWAL OF LIMITED PARTNER......................................................       16

5.06                  DEATH OF LIMITED PARTNER...........................................................       17

5.07                  RECOGNITION OF SUBSTITUTED AND ASSIGNEE LIMITED PARTNERS...........................       17

VI.  REPURCHASE OF UNITS.................................................................................       17

VII.  RIGHT OF LIMITED PARTNERS TO RECEIVE PROPERTY OTHER THAN CASH......................................       17

VIII.  TERMINATION OF A GENERAL PARTNER..................................................................       17

8.01                  CEASING TO BE A GENERAL PARTNER....................................................       17
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                                      ii

                         LIMITED PARTNERSHIP AGREEMENT

                               TABLE OF CONTENTS
                                  (continued)

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8.02                  CONTINUATION OF BUSINESS OF REMAINING GENERAL PARTNER..............................       18

8.03                  REMOVAL OF A GENERAL PARTNER.......................................................       18

8.04                  DISSOLUTION OF PARTNERSHIP AND CONTINUANCE OF PARTNERSHIP BUSINESS.................       18

8.05                  PAYMENT TO TERMINATED GENERAL PARTNER..............................................       18

8.06                  TERMINATION OF EXECUTORY CONTRACTS.................................................       19

IX.  DISTRIBUTION ON TERMINATION.........................................................................       19

9.01                  EVENTS OF DISSOLUTION..............................................................       19

9.02                  GAIN AND LOSS ON DISSOLUTION AND ORDER OF DISTRIBUTION.............................       19

9.03                  EMINENT DOMAIN.....................................................................       19

9.04                  PERIOD OF LIQUIDATION..............................................................       19

X.  CERTIFICATES AND OTHER DOCUMENTS.....................................................................       20

10.01                 GENERAL PARTNERS ATTORNEYS FOR LIMITED PARTNERS....................................       20

10.02                 MAKING, FILING, ETC. OF CERTIFICATES, ETC..........................................       21

XI.  NOTICES.............................................................................................       21

XII.  CONVEYANCES, CONTRACTS AND DOCUMENTS...............................................................       21

XIII.  DISPUTES AND ARBITRATION..........................................................................       21

XIV.  MEETINGS OF, OR ACTIONS BY, THE LIMITED PARTNERS...................................................       21

XV.  CAPTIONS -- PRONOUNS................................................................................       23

XVI.  BINDING EFFECT AND EXHIBITS........................................................................       24

XVII.  AMENDMENT OF THE AGREEMENT........................................................................       24

XVIII  ENTIRE AGREEMENT..................................................................................       24

XIX.  TAX CONTROVERSIES..................................................................................       24

XX.  COUNTERPARTS AND EXECUTION..........................................................................       25

XXI.  INVESTMENT IN OTHER PROGRAMS OF SPONSOR............................................................       25

XXII.  PROCEEDS FROM FINANCING PROPERTIES................................................................       25
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                                      iii
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    THIS SECTION BREAK IF YOU PLAN TO ADD TEXT AFTER THE TABLE OF
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    THE TABLE OF CONTENTS/AUTHORITIES.

                       AGREEMENT OF LIMITED PARTNERSHIP
                                      OF
                          WINDSOR PARK PROPERTIES 6,
                       A California Limited Partnership

     This Agreement of Limited Partnership is made June 28, 1988, as amended, if any amendments, to the date stated on the signature page, by and among The Windsor Corporation, a California corporation (Corporate General Partner) and John A. Coseo, Jr. (Individual General Partner), as General Partners and Patricia Ann Coseo as the original Limited Partner.

     The original Limited Partner and each other person, partnership, corporation, trust or other entity who or which shall hereafter be admitted to the Partnership as a limited partner as hereinafter provided, are referred to collectively as the "Limited Partners" and individually as a "Limited Partner."

                                      I.


                       FORMATION OF LIMITED PARTNERSHIP

     1.01 Formation and Agreement of Limited Partnership. The parties hereby form a limited partnership (the "Partnership") pursuant to the provisions of the California Revised Limited Partnership Act as set forth in Title 2, Chapter 3, of the California Corporations Code, upon the terms and conditions set forth herein. On the execution of this Agreement (the "Agreement"), the parties will execute, acknowledge and file a Certificate of Limited Partnership pursuant to the provisions of Section 15,621 of the California Corporations Code.

     1.02 Name and Principal Place of Business. The name of the Partnership is Windsor Park Properties 6, a California Limited Partnership, and the office and principal place of business shall be 120 West Grand Avenue, Escondido, California 92025, and hereafter such other place or places as the General Partners may from time to time determine.

     1.03 Term of Partnership. The Partnership shall commence as of the date of this Agreement (the "effective date") and shall continue for a period ending the earlier of:

           (a) Six months after the commencement of its public offering registered with the Securities and Exchange Commission, provided that on said date the Partnership has not received a minimum of $1,250,000 of capital contributions from Limited Partners

           (b)   December 31, 1999;

           (c) The date on which all of the assets acquired by the Partnership are sold or otherwise disposed of;

           (d) The date on which the Partnership is voluntarily dissolved by the agreement of the Partners;

           (e) The date on which the Partnership is dissolved by operation of law or judicial decree; or

           (f) The date on which the last remaining original General Partner retires, dies, becomes legally incapacitated, dissolves, withdraws, is adjudicated bankrupt or is removed, unless a majority in interest of the Limited Partners by written consent or vote elect one or more new General Partners to continue the Partnership business.

     1.04 Definitions. The following terms used in this Agreement shall (unless otherwise expressly provided herein or unless the context otherwise requires) have the following respective meanings:

           (a-1) "Acquisition Fees" shall mean the total of all fees and commissions paid by any party, including any sponsor, in connection with the purchase of any property by the Partnership, whether designated as a real estate commission, acquisition fee, nonrecurring management fee or any fee of a similar nature, and including the fee described in (a-2) next.

          (a-2) "Affiliate Acquisition Fees" mean the acquisition fee paid to the General Partners for their services in connection with the evaluation of potential acquisitions by the partnership and in connection with the acquisition of properties. This fee shall not exceed 7% of the public offering proceeds.

          (b) "Affiliate" shall include (i) any person directly or indirectly controlling, controlled by or under common control with another person,
     (ii) a person owning or controlling 10% or more of the outstanding voting securities of such other persons, (iii) any officer, director, partner, general trustee or anyone acting in a substantially similar capacity as to such person, and (iv) any person who is an officer, director, general partner, trustee, or holder of 10% or more of the voting securities or beneficial interests of any of the foregoing.

          (c) "Appraised Value" means value according to an appraisal made by an independent appraiser who is a member in good standing of a professional appraisal association.

          (d) "Cash Available For Distribution" means the cash funds provided from Partnership operations, including lease payments on net leases from builders and sellers, without deduction for depreciation, but after deducting cash funds used to pay all other expenses, debt payments, capital improvements, amounts set aside for restoration or creation of reserves, and replacements.

          (e) "Capital Contributions" means the total investment and contribution to the capital of the Partnership in cash by Limited or General Partners without deduction of selling, organization or other expenses.

          (f) "Distributions" shall mean any cash or other property distributed to the Limited and General Partners arising from their interests in the Partnership, but shall not include any payments to the General Partners under the provisions of Section 2.04.

          (g) "Expenses of Acquisition" includes, but is not limited to, legal fees and expenses, travel and communication expense, costs of appraisals, non-refundable option payments on property not acquired, accounting fees and expenses, title insurance, and miscellaneous expenses related to selection and acquisition of properties, whether or not acquired.

          (h) "Invested Capital" means General or Limited Partner's original capital contribution.

          (i) "Net Profits and Net Losses" means the profits or losses of the Partnership in accordance with accounting method followed for federal income tax purposes.

          (j) "Person" means any natural person, partnership, corporation, association or other legal entity.

          (k) "Purchase Price" means the price paid upon the purchase or sale of a particular property, including the amount of acquisition fees and all liens and mortgages on the property, but excluding points and prepaid interest.

          (l) "Sponsor" shall mean any person directly or indirectly instrumental in organizing, wholly or in part, the Partnership, or any person who will manage or participate in the management of the Partnership, including the General Partners and any affiliate of such person, excluding any person whose only relation with the Partnership is that of independent property manager and whose only compensation is as such. Sponsor shall not include wholly independent third parties such as attorneys, accountants, and underwriters whose only compensation is for professional services rendered in connection with the offering of Partnership interest.

          (m) "Units" shall mean the partnership interests of the Limited and General Partners, and each unit shall represent a capital contribution of $100 to the Partnership and entitle the holder thereof to the rights and interests of Limited or General Partners as herein provided.

          (n) "Adjusted Invested Capital" means the original capital contribution paid for each Unit reduced by the total cash distributed from net proceeds from refinancing and net proceeds from the sale of Properties with respect to each Unit.

           (o) "Organization and Offering Expenses" means those expenses incurred in connection with and in preparing the Partnership for registration and subsequently offering and distributing the offering to the public, including sales commissions paid to broker-dealers in connection with the distribution of the Partnership's units and all advertising expenses.

           (p) "Competitive Real Estate Commission" means that real estate or brokerage commission paid for the purchase or sale of property which is reasonable, customary and competitive in light of the size, type and location of the property.

     1.05 Purpose of Partnership and Investment Objectives. (a) The principal purpose of the Partnership is to acquire, own, operate, improve, lease and otherwise manage for investment purposes, either alone or in association with others, a portfolio of improved, income-producing mobile home properties as shall from time to time be acquired by the Partnership and which offers the potential for (i) preserving and protecting the Limited Partners' original invested capital; (ii) generating an annual cash flow for distribution to the partners; and (iii) to engage in any and all general business activities related to and incidental to those purposes; provided however that the Partnership shall not own or lease property jointly in partnership with others unless (a) such partner or joint owner is an independent third person who is not a sponsor, (b) the management of such partnership or joint ownership is under control of the Partnership which has a majority interest therein, (c) the Partnership, as a result of such joint ownership or partnership ownership of an investment property, is not charged, directly or indirectly, more than once for the same services, (d) the joint ownership or partnership does not authorize or require the Partnership to do anything as a partner or joint venturer with respect to the property which the Partnership or the General Partners could not do directly because of this Agreement: and (e) the General Partners and their affiliates are prohibited from receiving any compensation, fee or expenses which are not permitted to be paid by this Agreement. See, however, Article XXI for joint investment with affiliates.

     (b) Until invested in properties (except for reserves), the Partnership may temporarily invest all or a part of its capital contributions in short-term, highly liquid investments with appropriate safety of principal, such as U.S. Treasury Bonds or Bills, insured savings accounts, or similar investments.

     (c) All properties, except those acquired after January 1, 1995, are to be acquired free and clear of any encumbrances. Properties may later be financed. See Article XXII. Unimproved or non income producing property will not be acquired. Investment in junior trust deeds or similar obligations shall be prohibited.

     (d) In the event the General Partners or an Affiliate of the General Partners are presented with a potential investment which might be made by more than one investment entity which it advises or manages, the decision as to the suitability of the property for investment by a particular entity will be based upon a review of the investment portfolio of each entity and upon factors such as cash flow, the effect of the acquisition on diversification of each entity's portfolio, the estimated income tax effects of the purchase on each entity, the policies of each entity relating to leverage, the funds of each entity available for investment and the length of time such funds have been available for investment. To the extent that a particular property might be determined to be suitable for more than one public entity, priority will generally be given to the public entity having uninvested funds for the longest period of time. If a property is found to be inappropriate for any public entity then. and only then, may it be considered for private placement. Nothing herein shall be deemed to diminish the General Partners' overriding fiduciary obligation to the Partnership or as a waiver of any right or remedy the Partnership or Limited Partners may have in the event of a breach by a General Partner of such obligation.

     1.06  General and Limited Partners.

     (a)  General Partners.  The address of the General Partners is as follows:
120 West Grand Avenue, Escondido, California 92025. The General Partners' interest in net profits, net losses and distributions shall be allocated between them (so long as they act as General Partners) as they determine.

     (b) General Partners Capital Contribution. The General Partners may, but (except as provided in Section 3.07.7) are not required to, contribute to the capital of the Partnership.

     (c) General Partners Purchase of Units. The General Partners may purchase limited partnership units for investment and not with a view to distribution.

     (d) Authorized Units and Original and Additional Limited Partners. Patricia Ann Coseo, the original Limited Partner, has contributed the sum of $1,000 cash to the capital of the Partnership and has received 10 units for such contribution. The Partnership intends to make a public offering of 300,000 units of limited partnership interests ("Units") and to admit as additional Limited Partners the persons whose subscriptions for such Units are accepted by the General Partners. The names and places of residence of such Limited Partners will be set forth in the Subscription Agreements and Signature Pages attached hereto. The General Partners may admit an unlimited number of additional Limited Partners who subscribe from time to time for Units upon such terms and conditions and in such amount as the General Partners in their sole discretion shall deem reasonable. No action or consent by Limited Partners shall be required in connection with such admission of additional Limited Partners pursuant to this Section 1.06. This Agreement shall be executed by the General Partners, and an amendment of any Certificate of Limited Partnership, reflecting such admissions, shall be executed by the General Partners and filed, if and when and in such jurisdictions as may be required or appropriate. The offering period of program interests shall cease not later than one year from the date of the partnership's registration statement as filed with the Securities and Exchange Commission.

     (e) Admission of Original Additional Limited Partners. Upon the original sale of Partnership units by the Partnership, the purchasers will be admitted as Limited Partners not later than fifteen (15) days after the release from impound of the purchaser's funds to the Partnership. and thereafter purchasers will be admitted into the Partnership not later than the last day of the calendar month following the date their subscriptions are accepted by the Partnership. Subscriptions shall be accepted or rejected by the Partnership within thirty
(30) days of their receipt: if rejected all funds will be returned to the subscriber within ten (10) business days.

                                      II.


                         MANAGEMENT OF THE PARTNERSHIP

     2.01 Powers and Duties of the General Partners. (a) The General Partners shall have full and complete charge of all affairs of the Partnership. and the management and control of the Partnership's business shall rest exclusively with the General Partners, subject to the terms and conditions of this Agreement. The General Partners shall have a fiduciary responsibility for the safekeeping and use of all funds and assets of the Partnership, whether or not in the General Partners' immediate possession or control. The General Partners shall not employ or permit another to employ such funds or assets in any manner except for the exclusive benefit of the Partnership. The General Partners shall have the rights, powers and authority granted to the General Partners hereunder or by Law, or both, to obligate and bind the Partnership and, on behalf and in the name of the Partnership, to take such action as the General Partners deem necessary or advisable including, without limitation, making, executing and delivering purchase and sale, management and other agreements; leases, assignments, deeds and other transfers and conveyances; agreements to purchase, sell, lease or otherwise deal with personal property; escrow instructions; checks, drafts and other negotiable instruments; and all other documents and agreements which the General Partners deem reasonable or necessary in connection with the purchase of the Partnership's properties and the operation and management thereof. The execution and delivery of any such instrument by the General Partners shall be sufficient to bind the Partnership. The Limited Partners cannot contract away the fiduciary duty owed by the General Partners and the Partnership to Limited Partners under common law.

     (b) The General Partners or their affiliates may acquire Units from time to time on their own behalf and for their own benefit. Such units will be held by them for investment and not with a view to distribution.

     (c) The General Partners or their affiliates may from time to time employ on behalf of the Partnership such persons, firms or corporations as they in their sole judgment shall deem advisable in the operation of the business of the Partnership, including accountants and attorneys, on such terms and for such compensation as they, in their sole judgment shall determine, provided, however, that the Partnership shall not: (1) make any loans to any sponsor or affiliate;
(2) grant an exclusive right to sell or exclusive employment to sell property for the Partnership to a sponsor; (3) offer Limited Partnership interests in exchange for property; (4) employ a sponsor to constrict or develop Partnership property; (5) after two years after the public offering terminates, invest any surplus funds; (6) purchase limited partnership interests in other partnerships; and (7) incur any indebtedness or place any loans or encumbrances against Partnership properties (except as provided in Article XXII).

     (d) The Partnership shall not purchase or lease property in which a sponsor or affiliate has an interest. The Partnership shall not acquire property from any person in whom a sponsor or affiliate has an interest. Notwithstanding the foregoing, a sponsor or affiliate may purchase property in its own name and temporarily hold title thereto for the purpose of facilitating the acquisition of such property, or any other purpose related to the business of the Partnership, provided that such property is purchased by the Partnership for a price no greater than the cost of such property to the sponsor or affiliate and provided there is no difference in interest rates of the loans secured by the property at the time acquired by the sponsor or affiliate and the time acquired by the program, and no other benefit is provided to the sponsor or affiliate arising out of such transaction apart from compensation otherwise permitted by this Agreement. The Partnership shall not sell or lease property to a sponsor or affiliate, or receive any loans from any sponsor or affiliate. See, however,
Article XXI for joint investment with affiliates.

     (e) Sponsors shall not receive a rebate, give-up or similar payment or enter into any reciprocal business arrangement which would circumvent any provisions contained in this Agreement.

     (f) No sponsor shall: (1) commingle the Partnership funds with those of any other person or entity; (2) operate the Partnership in such a manner as to have the Partnership classified as an "investment company" for purposes of the Investment Company Act of 1940; (3) cause the Partnership to enter into any agreements with the General Partner or their affiliates which shall not be subject to termination without penalty by either party upon not more than sixty
(60) days' written notice.

     (g) Neither the Partnership nor any sponsor shall, directly or indirectly, pay or award any finder's fees, commissions or other compensation to any person engaged by a potential investor for investment advice as an inducement to such advisor to advise the potential investor to purchase Limited Partnership interests of the Partnership, provided, however, that the Partnership shall not be prohibited from paying the normal sales commissions payable to registered broker dealers or other properly licensed persons for selling Units.

     (h) The General Partners may place record title to, or the right to use, Partnership assets in, the name or names of a nominee or nominees, trustee or trustees for any purpose convenient or beneficial to the Partnership.

     (i) The Partnership shall provide from the offering proceeds adequate reserves, of at least 1.5% of offering proceeds, for normal repair, replacements and contingencies.

     2.02  Indemnification.

     (a) The General Partners and their affiliates shall have no liability to the Partnership or to any Partner for any loss suffered by the Partnership which arises out of any action or inaction of the General Partners or their affiliates if the General Partners, in good faith, determined that such course of conduct was in the best interests of the Partnership and such course of conduct did not constitute negligence or misconduct of the General Partners and their affiliates.

     (b) The General Partners and their affiliates shall be indemnified by the Partnership against any losses, judgments, liabilities, expenses, and amounts paid in settlement of any claims sustained by them in connection with the Partnership, provided that the same were not the result of negligence or misconduct on the part of the General Partners or their affiliates, and provided the General Partners, in good faith, determined that such course of action was in the best interests of the Partnership.

     (c) Notwithstanding the above, the General Partners and their affiliates shall not be indemnified for liabilities arising under federal and state securities laws unless (1) there has been a successful adjudication on the merits of each count involving securities law violations, or (2) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction, and provided that a court either (A) approves any settlement and finds that indemnification of the settlement and related costs should be made, or (B) approves indemnification of litigation costs if a successful defense is made and, in this regard, a dismissal with prejudice on the merits is considered a successful defense.

     (d) The Partnership shall not pay for any insurance covering liability of a General Partner or its affiliates, agents or employees for actions or omissions to act for which indemnification is not permitted hereunder. The Partnership may purchase and pay for such types of insurance, including extended coverage liability and casualty and workmen's compensation, as would be customary for any person owning comparable property and engaged in a similar business and may name the General Partners and their affiliates as additional insured parties thereunder, provided that such addition does not add to the cost of premiums payable by the Partnership.

     (e) The Partnership shall not indemnify any underwriters, including any person acting as a broker-dealer, for liabilities under federal and state securities laws.

     (f) Any recovery by the General Partners hereunder is recoverable only out of assets of the Partnership and not from the Limited Partners.

     (g) The Partnership and the General Partners undertake that any and all parties seeking indemnification will apprise the court of the position of the Securities and Exchange Commission and state securities commissions/authorities (including Massachusetts) with respect to indemnification for securities laws violations before seeking court approval for indemnification.

     (h) For the purposes of this section 2.02, the term "affiliates" shall mean any person performing services on behalf of the Partnership who: (1) directly or indirectly controls, is controlled by or is under common control with the General Partners; or (2) owns or controls 10% or more of the outstanding voting securities of the General Partner; or (3) is an officer, director, partner or trustee of the General Partner; or (4) if the General Partner is an officer, director, partner or trustee, is any company for which the General Partner acts in any such capacity.

     (i) For the purposes of this section 2.02. "affiliates" must be performing services on behalf of the Partnership and acting within the scope of the General Partners' authority.

     (j) For the purposes of this section 2.02, the General Partners must be acting on behalf of or performing services for the Partnership.

     2.03-1 Powers and Duties of the Limited Partners. The Limited Partners shall not participate in the control of the business affairs of the Partnership, transact any business on behalf of the Partnership. or have any power or authority to bind or obligate the Partnership.

     2.03-2 Acts Not Deemed "Participation in Control". A Limited Partner does not participate in the control of the business within the meaning of Section 2.03-1 solely by doing one or more of the following:

     (1) Being a contractor for or an agent or employee of the Partnership or of a General Partner, or an officer, director, or shareholder of the Corporate General Partner.

     (2) Consulting with and advising a General Partner with respect to the business of the Partnership.

     (3) Acting as surety for the Partnership or guaranteeing one or more specific debts of the Partnership.

     (4) Approving or disapproving an amendment to the Partnership Agreement.

     (5) Voting on or calling a meeting of the partners for one or more of the following matters:

         (A) The dissolution and winding up of the Partnership.

         (B) The sale, exchange, lease, mortgage, pledge, or other transfer of all or a substantial part of the assets of the Partnership other than in the ordinary course of its business.

         (C) The incurrence of indebtedness by the Partnership other than in the ordinary course of its business.

         (D) A change in the nature of the business.

         (E) Transactions in which the General Partners have an actual or potential conflict of interest with the Limited Partners or the Partnership.

         (F) The removal of a General Partner, and the election of a General Partner.

         (G) An election to continue the business of the Partnership other than under the circumstances described in subparagraph (I) or (J) of this paragraph (5).

        (H) The admission of a General Partner other than under the circumstances described in subparagraph (I) or (J) of this paragraph (5).

        (I) The admission of a General Partner or an election to continue the business of the Partnership after a General Partner ceases to be a General Partner other then by removal where there is no remaining or surviving General Partner.

        (J) The admission of a General Partner or an election to continue the business of the limited partnership after the removal of a General Partner where there is no remaining or surviving General Partner.

     (6) Winding up the partnership pursuant to Section 15683 of the California Corporations Code.

     (7) Executing and filing a certificate pursuant to Section 15633 of the California Corporations Code or a certificate of amendment pursuant to Section 15625 of the California Corporations Code or a certificate of dissolution pursuant to paragraph (1) of subdivision (a) of Section 15623 of the California Corporations Code or a certificate of cancellation of certificate of limited partnership pursuant to paragraph (1) of subdivision (b) of Section 15623 of the California Corporations Code.

     (8) Serving on an audit committee or committee performing the functions of an audit committee.

     The enumeration in this Section 2.03-2 does not mean that any other conduct or the possession or exercise of any other power by a Limited Partner constitutes participation by the Limited Partner in the control of the business of the Partnership.

     2.03-3 The Rights and Duties of the Partners in Relationship to the Partnership Shall Be Determined by the Following Rules: (a) No Limited Partner shall be required to make any additional contribution to the Partnership.

     (b) No Limited Partner shall have a priority over any other Limited Partner, as to return of contributions or as to compensation as a Limited Partner by way of income.

     (c) The obligation of a partner to make a contribution or return money or property distributed in violation of this chapter may be compromised only by the written consent of all the partners.

     (d) No Limited Partner shall have the right to receive property other than money upon any distribution.

     (e) A partner may not be compelled to accept a distribution of any asset in kind from the Partnership in lieu of a proportionate distribution of money being made to other partners.

     (f) The Limited Partners shall have the right to vote on all matters specified in paragraph (4) and in subparagraphs (A) to (H) and (J), inclusive, of paragraph (5) of Section 2.03-2 and the actions specified therein may be taken by the General Partners only with the affirmative vote of a majority in interest of the Limited Partners, and without the necessity of the consent of the General Partners.

     (g) The Limited Partners shall also have the right to vote on matters specified in subparagraphs (H) and (I) of paragraph (5) of Section 2.03-2. Notwithstanding any other provision of the Partnership Agreement to the contrary, the actions specified in such subparagraphs may only be taken by the affirmative vote of a majority in interest of the limited partners.

     2.04  Compensation of General Partners and Affiliates.

     (a) The General Partners and/or their affiliates, or any sponsor shall be entitled to receive, as an expense of the Partnership, each and all of the following amounts:

          (1) Property Management Fee. For providing property management services (including all rent-up, leasing and re-leasing fees and bonuses, and leasing services paid to any person, and including bookkeeping services for property management and fees paid to unrelated persons for property management services) actually rendered, the General Partners or affiliate will be paid a fee of 5% of actual gross receipts collected and received from all sources; but said property management fees shall not exceed in any event an amount which is competitive in price and terms with other non-affiliated persons rendering comparable services which would reasonably be made available to the Partnership. "Property Management" means the day-to-day professional management services in connection with the Partnership's properties. Property management fees paid by anyone to anyone may not exceed the lesser of (i) the competitive rate, or (ii) 5% of actual gross receipts collected and received from all sources. On site personnel for maintenance, etc., will be paid by the Partnership. Property management services must be rendered pursuant to a written agreement which precisely describes the services to be rendered. Such agreement may only be modified by a majority in interest of limited partners, and may be terminated by majority vote or consent of the limited partners following sixty days prior notice thereof by the limited partners.

          (2) Affiliate Acquisition Fees. The General Partners may be paid an Affiliate Acquisition Fee as defined and in the amount stated in Section l.04(a-2), and as such services are substantially rendered by the General Partners. Acquisition Fees paid (including, but not limited to, Affiliate Acquisition Fees paid to the General Partners and any commissions to non-affiliated brokers) shall not exceed the lesser of the compensation customarily charged in arms-length transactions by others rendering similar services as an ongoing public activity in the same geographical location and for comparable property, or an amount equal to 7% of the initial capital contributions (less any uninvested funds returned to Limited Partners pursuant to Section 3.05 relating to funds not invested within two years) of Limited Partners applicable to the property which is the subject of the transaction (adjusted to include a pro-rata amount of any selling expenses). Notwithstanding any other provisions in this agreement, the General Partners may not be reimbursed for their travel, communication, and miscellaneous expenses in connection with the rendering of acquisition services.

          (3) Mortgage Financing Fee. At such time as the Partnership's properties are financed (mortgaged), see Article XXII, the General Partners shall be paid a mortgage financing fee equal to 1% of the gross financing proceeds for their services performed in obtaining such financing. The mortgage financing services to be rendered by the General Partners must meet the conditions specified in Section 3.09(b). The General Partners must be previously engaged in the business of rendering such services to unaffiliated persons independently of the Partnership and as an ordinary and ongoing business.

          (4) Limitation. No sponsor shall render any service to the Partnership nor receive any fee or other compensation from the Partnership other than those explicitly provided in this Section 2.04, except for amounts otherwise permitted pursuant to Sections 3.07, and 3.09 hereof.

     (b) Sales commission may be paid to the General Partners upon the sale of partnership properties; provided, however, that General Partners may receive a portion of the commission only if the General Partners provide a substantial amount of the services in the sales effort. Any such compensation payable to the General Partners shall not exceed, on sale of each property, 3% of the gross sales price or 50% of the standard real estate brokerage commission, whichever is lesser. The total real estate brokerage commission paid on resale of each of the Partnership's properties shall be limited to a competitive real estate commission, not to exceed 6% of the contract price for the sale of the property. No such commission shall be paid, however, to the General Partners until each Limited Partner has received an amount equal to his original invested capital from the proceeds from the sale or refinancing of properties and cumulative distributions (including distributed cash from operations and financing) equal to a 9% cumulative, non-compounded, annual return, commencing at the time each Limited Partner is admitted to the Partnership, with respect to his adjusted invested capital.

     2.05  Investment in Properties.  This section is subject to section
2.04(a)(2).

     (a) The General Partners will commit at least 80% of the Partnership's capital contributions toward Investment in Properties. The remaining capital contributions may be used to pay Front-End Fees. When "Acquisition Fees" are paid by the seller of properties, such fees shall not be included in satisfying the required minimum Investment in Properties. Additionally, in determining the amount committed to Investment in Properties, such calculation shall not take into account any Front-End Fees.

     (b) The following definitions apply to this section:

           (1) Front-End Fees -- fees and expenses paid by any party for any services rendered during the Partnership's organizational or acquisition phase including Organization and Offering Expenses, Acquisition Fees, Expenses of Acquisition (as those terms are defined in Section 1.04), and any other similar fees (including the mortgage financing fee, Section 2.04(a)(3)), however designated by the General Partners.

           (2) Investment in Properties -- the amount of capital contributions actually paid or allocated to the purchase, development, construction or improvement of properties acquired by the Partnership (including the purchase of properties, working capital reserves allocable thereto (except that working capital reserves in excess of 5% shall not be included), and reserves for unit repurchase and other cash payments such as interest and taxes but excluding Front-End Fees).

     2.06 Certain Mortgaging. The partnership will not obtain financing, including wrap-around deeds of trust, containing a balloon payment which does not contain the following provisions, unless prior approval of the California Department of Corporations has been attained: All mortgage financing obtained by the program or retained upon acquired properties must be fully amortized in equal payment over not more than 30 years. All financing (including financing to which properties were subject when purchased by the partnership) including all-inclusive and wrap-around loans and interest-only loans must provide that no balloon payment will become due sooner than the earlier of: (1) ten years from the date the program acquired the property, (2) or two years beyond the anticipated holding period of the property, but in no event sooner than seven years from the date the program acquires the property. The foregoing balloon payment limitation does not apply to financing representing, in the aggregate, 25% or less of the total purchase price of the properties acquired, or to interim financing, including construction financing, with a full take out commitment.

     2.07 Reinvestment. There shall be no reinvestment of cash flow, cash available for distribution or proceeds from sale or refinancing of property.

                                     III.

                         FINANCING OF THE PARTNERSHIP

     3.01 Capital Contributions of the General Partners. The General Partners shall contribute capital to the Partnership in their capacity as General Partners as provided in Section 1.06(b), and may purchase units as Limited Partners as provided in Section 1.06(c).

     3.02  Capital Contributions of the Limited Partners.

     (a) Partnership Units. The Limited Partners shall contribute to the capital of the Partnership, for each Unit subscribed, cash in the amount determined by the General Partners; provided, however, that all Units subscribed for as part of the initial public offering of such Units, as contemplated by
Section 1.06(d), shall be paid for in cash in an amount equal to One Hundred Dollars ($100) for each Unit subscribed.

     (b) Initial Subscriptions. All funds of initial subscribers will be placed in a separate interest-bearing account in a bank or savings and loan association or invested in short term highly liquid investments as provided in Section 1.05, and if not more than $1,250,000 is subscribed and contributed on or before six months after the public offering commences, the Partnership will not accept any subscription and each subscriber will promptly receive his or her original investment together with interest actually earned thereon.

     3.03 Additional Contributions. In no event shall any Limited Partner be required to make any additional contributions to the capital of the Partnership in excess of those set forth in Section 3.02 hereof.

     3.04 Interest. No interest shall be paid on the initial or any subsequent capital contribution to the Partnership.

     3.05 Time for Return of Contributions. None of the Partners, either General or Limited, shall be entitled to a return of the capital contribution made by any of them until the full and complete winding up and liquidation of the business and affairs of the Partnership, except as may be permitted pursuant to Article VI hereof; provided, however, that those portions of the proceeds of a public offering of Units which have not been invested or committed for investment (evidenced by executed written agreement in principle or letters of understanding) in properties within two (2) years of the effective date of the registration of the Units in such offering shall be distributed to the Limited Partners of record together with any undistributed interest earned by the Partnership on such funds, and the General Partners will return to Limited Partners a proportionate share of Partnership Organization and Offering Expenses (other than selling commissions paid to independent broker dealers) along with the uninvested proceeds of the offering.

     3.06 Loans by the Partners. Neither the General Partners nor the Limited Partners shall make any loans to the Partnership. No loans or any other financing may be made by or obtained from any General Partner or other sponsor of the Partnership.

     3.07 Allocation of Net Profits and Net Losses and Distributions From Cash Available For Distribution.

     3.07.1 Net Profits and Net Losses of the Partnership for each fiscal year of the Partnership shall be allocated 99% to the Limited Partners and 1% to the General Partner. Net Profits and Net Losses to be allocated to the Limited Partners will be allocated to Limited Partners based on the number of Units held by each Limited Partner and the period during the fiscal year that the Limited Partner owned the Units. Upon the transfer of a Partnership Unit, the transferor and the transferee shall be allocated a pro rata share of Net Profits and Net Losses based on the portion of the fiscal year that the transferred Unit was effectively held by the transferor and transferee, respectively.

     3.07.2 Cash Available for Distribution, if any, shall be determined for each month (or quarter) and, within 30 days after the close of each month (or quarter), shall be distributed 99% to the Limited Partners pro rata in accordance with their respective ownership of Units and 1% to the General Partner. Cash Available for Distribution shall be distributed to the persons who are Unit holders of record as of the last day of the month (or quarter) for which such distribution is made. Limited Partners may individually opt for quarterly distributions.

     3.07.3 Net proceeds from refinancing and net proceeds from the sale of properties. to the extent available for distribution after the establishment of any reserves that the General Partners may deem reasonably necessary for any contingent or future liabilities of the Partnership or after the payment in the discretion of the General Partners of any debts and liabilities of the Partnership, and subject to the provisions of Section 2.04(b), shall be distributed among the Partners in the following amounts and order of priority:

             (a) To the Limited Partners, an amount equal to the sum of:

                  (i) The Adjusted Invested Capital attributable to each Limited Partner; and

                  (ii) The excess, if any, of an amount equal to 9% per annum cumulative (but not compounded) return on Adjusted Invested Capital, calculated from each Limited Partner's respective date of admission to the Partnership, over total prior distributions of Cash Available For Distribution with respect to the Units.

             (b) To the extent of any balance remaining, 85% to the Limited Partners to be shared on a pro rata basis in accordance with their respective ownership of Units and 15% to the General Partners.

Provided, however, that notwithstanding the provisions of this Section 3.07 to the contrary, the General Partners shall receive at least 1% of the distributions of net proceeds from refinancing or net proceeds from the sale of properties.

     3.07.4 Except as otherwise provided by this Agreement, profit or loss on the sale of properties shall be allocated to and among the Partners as follows:

             (a) Profit on the sale of properties shall first be allocated to each Partner with a negative Capital Account proratably in an amount equal to (or in proportion to if less than) the amount of the negative Capital Account of each Partner;

             (b) Profit on the sale of properties shall next be allocated to the Limited Partners until each Limited Partner's Capital Account shall be a positive amount equal to the sum of:

               (i) The Adjusted Invested Capital attributable to each Limited Partner; and

               (ii) The excess, if any, of an amount equal to 9% per annum cumulative (but not compounded) return on Adjusted Invested Capital, calculated from each Limited Partner's respective date of admission to the Partnership, over total prior distributions of Cash Available For Distribution with respect to the Units.

          (c) To the extent of any remaining profit on the sale of properties, 85% to the Limited Partners to be shared on a pro rata basis in accordance with their respective ownership of Units and 15% to the General Partners;

          (d) To the extent that there is a loss on the sale of properties arising from a transaction, such loss on the sale of properties shall be allocated among the Partners with positive balances in their Capita Accounts pro rata in accordance with their respective positive balances until the aggregate positive balance of their Capital Accounts is reduced to zero, and any balance shall be allocated in accordance with the allocation of Net Profits and Net Loss pursuant to Section 3.07(1) hereof;

          (e) The provisions of this Section 3.07.4 notwithstanding, the General Partner shall be allocated at least 1% of the profit or loss on the sale of properties, and, to the extent possible, in characterizing the allocated profit on the sale of properties, that portion which constitutes ordinary income by reason of recapture of depreciation, if any, shall be allocated among the Partners such that a Partner (or successor) who realized the benefit of the deduction or credit will bear the tax burden of the corresponding recapture.

     3.07.5 A Capital Account shall be maintained by the Partnership on behalf of each Partner. The Capital Account of each Partner shall be credited with the amount of such Partner's capital contribution as such is contributed. The Capital Account of each Partner shall be credited with the amount of Net Profit and profit on the sale of properties of the Partnership allocated to such Partner and shall be debited with the amount of Net Losses and loss on the sale of properties allocated to such Partner and with the amount of any distributions or return of capital made by the Partnership to such Partner.

     3.07.6 The Capital Account of a Partner shall also be credited or debited, as the case may be, with items of income, expense, or other adjustments which do not enter into the calculation of Net Profits or Net Losses. The Capital Account of a transferor Partner shall become the Capital Account of the transferee Partner as it existed at the effective date of the transfer. Any special basis adjustment resulting from a Internal Revenue Code Section 754 election shall not be taken into account for purposes of establishing and maintaining Capital Accounts pursuant to the terms of this Section 3.07.6.

     3.07.7 If upon the liquidation of the Partnership, there is a deficit balance in the Capital Account of the General Partner, after making the allocations provided in this Agreement, then the General Partner will contribute an amount equal to such deficit balance in its Capital Account, provided that in no event shall the General Partner be required to contribute to the Partnership, as its pro rata share, more than 1% of the total capital contributed by the Partners plus four-fifths of the Cash Available For Distribution received by the General Partner pursuant this Agreement.

     3.07.8 The provisions of this Agreement notwithstanding, the General Partners will receive at least 1% of the distributions of net proceeds from the sale of properties and, at such time as the Partnership is to be liquidated hereunder, such adjustments, if any, as are appropriate to properly reflect such minimum distribution shall be made with respect to the allocation of profit or loss on the sale of properties pursuant to Section 3.07.4 and with respect to the Capital Accounts of the Partners. Provided, further, that any deduction which might accrue to the Partnership and which is attributable to said 1% minimum distribution requirement shall be specially allocated to the General Partners.

     3.07.9 The General Partners shall also distribute, after the completion of each calendar year, such amount of cash from sales or financing sufficient to allow a Limited Partner in a 36% federal tax bracket to pay the income taxes due with respect to net income derived by him from the disposition or financing of Partnership properties.

     3.08. Conditions and Consent to Allocations and Distributions. The methods, hereinabove set forth, by which Net Profits and Net Losses are allocated and by which Distributions of Cash Available For Distribution and surplus funds are allocated and distributed, are hereby expressly consented to by each General and Limited Partner as an express condition to becoming a General or Limited Partner. All Distributions of Cash Available For Distribution and surplus funds are subject to the payment of Partnership expenses and to the maintenance of reasonable working capital reserves deemed sufficient for Partnership business by the General Partners.

     3.09 Partnership Expenses. (a) Reimbursement to the General Partners or their affiliates may be made for the actual cost to the General Partners or their affiliates of goods and materials provided by unaffiliated parties and used for or by the Partnership. The General Partners will pay (and shall not be reimbursed by the Partnership for): (i) salaries and other compensation of their affiliates and their officers, directors and employees incidental to the organization of the Partnership, the sale of Units and the acquisition of Partnership properties; (ii) expenses incurred by the General Partners or their affiliates in connection with the administration of the Partnership, including the overhead expenses (including rent, utilities, capital equipment, other administrative items, etc.) of the General Partners or their affiliates; (iii) expenses related to the performance of those services for which the General Partners or their affiliates are entitled to compensation (and the General Partners shall not be reimbursed therefore except as provided in subsection (b) next following).

     (b) (1) The General Partners may be reimbursed for administrative services necessary to the prudent operation of the Partnership. Such services include transfer agent, legal, accounting, partner relations and similar services.

     (2) The services will be provided at a price which does not exceed the lesser of actual cost of such services to the General Partners or 90% of the competitive price which would be charged by non-affiliated persons rendering similar services in the same or comparable geographic location. Cost of services as used herein means the pro rata cost of personnel, based on the amount of time such personnel spent on such services, or other method of allocation acceptable to the Partnership's independent certified public accountant.

     (3) This section 3.09(b) and any contract entered into pursuant hereto may be modified only with a vote of a majority of the limited partnership interests. This provision and any such contract may be terminated without penalty on 60 days' notice.

     (4) The General Partners represent that they have adequate staff which they utilize in the conduct of their business and are able to render such services to the Partnership. The General Partners have been previously and are now rendering such services to other programs as an ordinary and ongoing business.

     (5) Any general or administrative overhead incurred by the General Partners in connection with the administration of the Partnership which is not directly attributable to the rendering of services authorized by this section 3.09(b) shall not be charged to the Partnership. Such general or administrative overhead includes but is not limited to salaries, rent, travel expenses and other items generally falling under the category of overhead. Excluded from allowable reimbursement shall be (i) rent or depreciation, utilities, capital equipment, other administrative items; and (ii) salaries, fringe benefits, travel expenses, and other administrative items incurred or allocated to any controlling persons of the General Partners or their affiliates. Controlling person, for purpose of the subsection, includes but is not limited to, any person, whatever his or her title who performs functions for the General Partners similar to those of: (1) chairman or member of the board of directors; (2) executive management, such as
(i) president, (ii) vice president or senior vice president, (iii) corporate secretary, (iv) treasurer; (3) senior management, such as the vice president of an operating division who reports directly to executive management; or (4) those holding 5% or more equity interest in the General Partners or a person having the power to direct or cause the direction of the General Partners whether through the ownership of voting securities, by contract, or otherwise.

     (6) No payment will be made for services for which the General Partners or their affiliates are entitled to compensation by way of a separate fee, other than as specifically permitted by this Agreement.

     (7) Except as provided in Section 2.04 and this Section 3.09(b) no other services may be performed by the General Partners or their affiliates for the Partnership except in extraordinary circumstances. Extraordinary circumstances exist only where there is an emergency situation requiring immediate action by the General Partners or their affiliates and the service is not immediately available from unaffiliated parties. Payment for any such services must meet the requirements of this section 3.09(b).

     (c) All other expenses of the Partnership shall be billed directly to and paid by the Partnership as follows: (1) costs of taxes and assessments on Partnership properties and other taxes applicable to the Partnership; (2) legal, audit, accounting, and brokerage fees incurred after the offering of Units is completed; (3) fees and expenses paid to on-site managers, real estate brokers, and insurance brokers; (4) expenses in connection with the disposition, replacement, alteration, repair, remodeling, refurbishment, refinancing and operation of Partnership properties (including the costs and expenses of foreclosures, insurance premiums, and maintenance of such properties); (5) the cost of insurance as required in connection with the business of the Partnership; (6) expenses of revising, amending, converting, modifying or terminating the Partnership; (7) the costs of printing and mailing to Limited Partners, evidences of ownership of Units and reports of meetings of the Partnership, and of preparation of proxy statements and solicitations of proxies in connection therewith; (8) expenses in connection with preparing and mailing distribution checks and reports required to be furnished to Limited Partners for tax reporting purposes; and (9) the cost of preparation and dissemination of the informational material and documentation relating to potential sale or other disposition of Partnership property.

                                      IV.

           BOOKS OF ACCOUNT, FINANCIAL STATEMENTS AND FISCAL MATTERS

     4.01 Books of Account. The General Partners shall, for income tax purposes, keep on an accrual basis, adequate books of account of the Partnership wherein shall be recorded and reflected all of the capital contributions of the Partnership and all of the expenses and transactions of the Partnership. Such books of account shall be kept at the principal place of business of the Partnership, and each Limited Partner and his or her authorized representatives shall have at all times, during reasonable business hours, free access to and the right to inspect and copy such books of account and all records of the Partnership, including the right to obtain by mail or to inspect a list of the names and addresses and interests owned of the Limited Partners. All books and records of the Partnership shall be kept on the basis of an annual accounting period ending December 31, except for the final accounting period which shall end on the dissolution or termination of the Partnership without reconstitution, provided, however, that the General Partners in their sole discretion may, subject to approval by the Internal Revenue Service and applicable state taxing authorities, at any time, without approval of the Limited Partners, change the Partnership's accounting period and tax year to a period to be determined by the General Partners. All references herein to a "year of the Partnership" are to such an annual accounting period.

     4.02 Reports and Financial Statements. The General Partners shall provide the following reports and financial statements to the Limited Partners:

           (a) Annual Report. Within 120 days after the end of each fiscal year, (1) a balance sheet as of the end of such fiscal year together with statements of income, Partners' equity, and of cash flows for such year. The balance sheet and such statements shall be prepared in accordance with generally accepted accounting principles and shall be accompanied by an auditor's report containing an unqualified opinion of the independent certified public accountants preparing such report; (2) an unaudited statement of cash flow disclosing cash available for distributions; (3) a report of the activities of the Partnership for such year; (4) a report on distributions to the Limited Partners for such period, separately identifying distributions from (a) funds from operations during such period, (b) reserved funds from operations from prior periods, (c) proceeds from disposition of property and investments, (d) reserves from the proceeds of public offerings of Units; (5) a detailed statement of any transactions with the General Partners or their affiliates and fees, commissions, compensation. and other benefits paid or accrued to the General Partners or their affiliates for the fiscal year completed, showing the amount paid or accrued to each recipient and the services performed; and (6) the annual report must contain a breakdown of the costs reimbursed to the General Partners. Within the scope of the annual audit of the General Partner's financial statement, the independent certified public accountants must verify the allocation of such costs to the Partnership. The method of verification shall at minimum provide:

               (1) A review of the time records of individual employees, the costs of whose services were reimbursed;

               (2) A review of the specific nature of' the work performed by each such employee.

               The methods of verification shall be in accordance with general accepted auditing standards and shall accordingly include such tests of the accounting records and such other auditing procedures which the General Partners' independent certified public accountants consider appropriate in the circumstance. The additional costs of such verification will be itemized by said accountants on a Partnership by Partnership basis and may be reimbursed to the General Partners by the Partnership in accordance with subsection 3.09 only to the extent that such reimbursement when added to the cost for administrative services rendered does not exceed the allowable rate as determined in subsection 3.09.

          (b) Report of Fees. Within 45 days of the end of each quarter of a fiscal year during which a sponsor received fees for services from the Partnership, a report setting forth (i) a statement of the services rendered and (ii) the amount of fees received. This report may generally be set forth in a footnote in the quarterly report under section 402(c).

          (c) Quarterly Reports. Within 45 days after the end of each fiscal quarter a report for such period containing an unaudited balance sheet, statement of income, statement of changes in financial position and a cash flow statement and a report covering the activities of the Partnership for such quarter which contains the information specified on Form 10-Q (if such report is required to be filed with the Securities and Exchange Commission).

          (d) Tax Information. Within 75 days after the end of each fiscal year, all information necessary for the preparation of the Limited Partners' federal income tax returns.

          (e) Special Reports. Within 60 days after the end of each quarter during which there have been real property acquisitions, a "Special Report" (which may be part of the quarterly report) shall be sent to all Limited Partners until the proceeds of the offering are committed or returned to the Limited Partners. The report shall contain the following information:
     (1) the location and a description of the general character of all materially important real properties acquired or presently intended to be acquired by or leased to the Partnership, during the quarter; (2) the present or proposed use of such properties and their suitability and adequacy for such use; (3) the terms of any material lease affecting the property; (4) the proposed method of financing, including estimated down payment, leverage ratio, prepaid interest, balloon payment(s), prepayment penalties, due-on-sale or encumbrance clauses and possible adverse effects thereof and similar details of the proposed financing plan; and (5) a statement that title insurance and any required construction, permanent or other financing and performance bonds or other assurances with respect to builders have been or will be obtained on all properties acquired. This report may be in substance the information included in Forms 8-K, if such reports are required to be filed with the Securities and Exchange Commission.

          (f) Reports During Offering. During the offering period and until the Partnership is fully invested, the Partnership will file any prospectus required by Section 10(a)(3) of the Securities Act of 1933 as post-effective amendments to the registration statement. The Partnership will additionally file after the end of the distribution period, a current report on Form 8-K containing the financial statements and any additional information required by Rule 3-14 of Regulation S-X, to reflect each commitment (i.e., the signing of a binding purchase agreement) made after the end of the distribution period involving the use of 10% or more (on a cumulative basis) of the net proceeds of the offering and to provide the information contained in such report to the limited partners at least once each quarter after the distribution period of the offering has ended. The Partnership will also file a sticker supplement pursuant to Rule 424 under the Securities Act of 1933 during the offering period describing each property not identified in the prospectus at such time as there arises a reasonable probability that such property will be acquired (also disclosing all compensation and fees received by the General Partners and their affiliates in connection with such acquisition) and to consolidate all such stickers into a post-effective amendment filed at least once every three months, with the information contained in such amendment provided simultaneously to the existing Limited Partners. Lastly, the Partnership will provide the Limited Partners the Financial Statements required by Form 10-K for the first full fiscal year of operations of the Partnership.

          (g) Filing of Reports. The Partnership will file with the Commissioner of Corporations of the State of California and any other appropriate federal or state regulatory agency requiring the same a copy of each report made pursuant to subdivisions (a), (b), (c) and (d) of this
     Section 4.02, concurrently with their transmittal to the Limited Partners, if the filing is required by any such state.

     4.03 Tax Returns and Records. The General Partners, at Partnership expense, shall cause income tax returns for the Partnership to be prepared and timely filed with the appropriate authorities. The General Partners, at Partnership expense, shall cause to be prepared and timely filed, with appropriate federal and state regulatory and administrative bodies, all reports required to be filed with such entities under then current applicable laws, rules and regulations. Such reports shall be prepared on the accounting or reporting basis required by such regulatory bodies. Any Limited Partner shall be provided with a copy of any such report upon request without expense to him or her. The General Partners, at Partnership expense, shall maintain for at least 4 years a record of the information obtained to determine that a Limited Partner meets the Partnership's suitability standards and a representation of the Limited Partner that the Limited Partner is investing for the Limited Partner's own account.

     4.04 Fiscal Year. The fiscal year of the Partnership shall begin with the first day of January and end on the thirty-first day of December in each year, provided, however, that the General Partners in their sole discretion may, subject to approval by the Internal Revenue Service and the applicable state taxing authorities, at any time without approval of the Limited Partners change the Partnership's fiscal year to a period to be determined by the General Partners.

     4.05 Bank Accounts, Funds and Assets. The funds of the Partnership shall be deposited in such bank or banks as the General Partners shall deem appropriate. Subject to the provisions of Article XII, such funds shall be withdrawn only by the General Partners or their duly authorized agents. Sponsors shall have a fiduciary responsibility for the safekeeping and use of all funds of the Partnership, whether or not in their immediate possession or control, and they shall not employ or permit another to employ such funds or assets in any manner except for the exclusive benefit of the Partnership. Sponsors shall not commingle or permit the commingling of the funds of the Partnership with the funds of any other person or entity.

     4.06 Adjustment of Tax Basis. Upon the transfer of an interest in the Partnership, the Partnership may, at the sole discretion of the General Partners, elect, pursuant to Section 754 of the Internal Revenue Code of 1954, as amended, to adjust the basis of the Partnership property as allowed by
Section 734(b) and 743(b) thereof. The election, if made, will be filed with the Partnership information income tax return for the first taxable year to which the election applies.

     4.07 Insurance. The Partnership shall at all times maintain public liability insurance in amounts determined by the General Partners for the protection of the Partnership and each of its members. In addition, the Partnership shall carry appropriate Workmen's Compensation Insurance and such other insurance with respect to the real property owned by it as shall be customary for similar property, similarly located, from time to time (for purposes hereof losses catastrophic in nature, e.g., war, earthquakes and floods, shall not be deemed customary insurance coverages and shall not be required). No sponsor or affiliate of a sponsor shall receive an insurance brokerage fee or commission or write any insurance policy covering the Partnership or any of the property of the Partnership. The Partnership shall not pay for any insurance covering liability of a General Partner or its affiliates, agents or employees for actions or omissions to act for which indemnification is not permitted hereunder. The Partnership may purchase and pay for such types of insurance, including extended coverage liability and casualty and workmen's compensation, as would be customary for any person owning comparable property and engaged in a similar business and may name the General Partners and their affiliates as additional insured parties thereunder, provided that such addition does not add to the cost of premiums payable by the Partnership.

     4.08  Appraisals.

     (a) An appraisal by an independent qualified appraiser shall be obtained for each investment property. Such qualification may be demonstrated by membership in a nationally recognized appraisal society such as Member Appraisal Institute ("M.A.I."), Society of Real Estate Appraisers ("S.R.E.A.") or their equivalent, but is not limited thereto. The appraisal shall be maintained in the records of the Partnership for at least five years and shall be available for inspection and duplication by any Limited Partner.

     (b) All persons retained by the Partnership to provide the Partnership reports of their opinions of appraised values of investment properties being considered by the Partnership for acquisition or otherwise shall be members in good standing of a recognized professional appraisal organization and shall certify to the Partnership as follows: (1) that he or she has no present or contemplated future interest in the property being appraised; (2) that he or she has no personal interest or bias with respect to the subject matter of or the parties involved in the appraisal; and (3) that his or her employment and compensation for rendering an opinion and report are not contingent upon the value so determined, or on any other condition other than the delivery of the report or opinion for a predetermined fee.

     (c) The sum of the purchase price of the Partnership's properties plus the acquisition fees paid shall not exceed the appraised value of the properties.

     4.09  Tax Matters Partner.

     JOHN A. COSEO, JR. is selected and has the right, power and authorization to represent the Partnership and each Limited Partner as the tax matters partner in connection with all examinations of the Partnership affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Partnership funds for professional services and costs connected therewith. Each Limited Partner agrees to cooperate with JOHN A. COSEO, JR. and to do or refrain from doing any and all things reasonably required by JOHN A. COSEO, JR. to conduct such proceedings.

                                      V.

                 ASSIGNABILITY OF LIMITED PARTNERS' INTERESTS

     5.01 Limited Partners' Interest. Each of the Limited Partners, except as provided in this Article V, shall not sell, transfer, encumber or otherwise dispose by operation of law or otherwise of the whole or any part of his or her interest in the Partnership except by written instrument satisfactory in form to the General Partners, accompanied by such assurance of the genuineness and effectiveness of each such signature and the obtaining of any federal and/or state government approval, if any, as may be reasonably required by the General Partners.

     No less than a minimum of 25 Units (10 for certain fiduciaries) may be transferred.

     No assignment shall be valid or effective unless in compliance with the conditions herein contained.

     5.02 Further Restriction on Transfers. No Partner shall make any assignment of all or any part of his or her interest in the Partnership if said transfer or assignment would, in the opinion of counsel, when considered with all other transfers during the same applicable twelve (12) month period, cause a termination of the Partnership for federal or any applicable state income tax purposes, or would, in the opinion of counsel, cause the partnership to be deemed a "publicly traded partnership" under section 7704 of the Internal Revenue Code.

     5.03 Substituted Partners. No assignee of the whole or any portion of a Limited Partner's interest in the Partnership shall have the right to become a substituted Limited Partner in place of his or her assignor, unless (i) such assignor shall designate such intention in the instrument of assignment; (ii) the assignment instrument shall be in form and substance satisfactory to the General Partners; (iii) the assignor and assignee named therein shall execute and acknowledge such other instrument or instruments as the General Partners may deem necessary or desirable to effectuate such admission, including but not limited to a power of attorney with provisions more fully described in this Agreement; (iv) the assignee shall accept adopt and approve in writing of all of the terms and provisions of this Agreement, as the same may have been amended; and (v) the written consent of the General Partners to the substitution (which consent shall be given unless in the written opinion of the Partnership's tax counsel such consent should be withheld to preserve the tax status of the Partnership) if the substituted Limited Partner is not the transferring Limited Partner's spouse, ancestor, lineal descendent or trust for the benefit of such person(s).

     5.04 Additional Restrictions. Any unauthorized assignment or transfer shall be void ab initio. All documents and records evidencing a Limited Partnership interest, whether issued originally or subsequently, owned by California residents shall bear and be subject to legend conditions as follows:

           (a) "IT IS UNLAWFUL TO CONSUMMATE A SALE OR TRANSFER OF THIS SECURITY, OR ANY INTEREST THEREIN, OR TO RECEIVE ANY CONSIDERATION THEREFOR, WITHOUT

     THE PRIOR WRITTEN CONSENT OF THE COMMISSIONER OF CORPORATIONS FOR THE STATE OF CALIFORNIA, EXCEPT AS PERMITTED IN THE COMMISSIONER'S RULES."

           (b) "Any unauthorized assignment of transfer shall be void ab initio."

           (c) "Assignees of this security may become substituted Limited Partners only with the consent of the General Partners."

     5.05 Withdrawal of Limited Partner. Except as provided in Article VI, no Limited Partner shall be entitled to withdraw or retire from the Partnership.

     5.06 Death of Limited Partner. The death of a Limited Partner shall not terminate the Partnership. Upon the death of a Limited Partner, the personal representative of the deceased Limited Partner shall have all the rights of the Limited Partner in the Partnership to the extent of the deceased Limited Partner's interest therein, subject to the terms and conditions of this Agreement, and the estate of the deceased Limited Partner shall be liable for all of his or her liabilities as a Limited Partner, as well as the execution of all documents required to effect, subject to the terms of Section 5.03, the appropriate substitution of the decedent's estate or beneficiary as a Limited Partner hereunder.

     5.07 Recognition of Substituted and Assignee Limited Partners. The Certificate of Limited Partnership of the Partnership shall be amended and recorded pursuant to Section 1.01 in any jurisdiction where it may be required at least once each calendar quarter to recognize the admission of substituted Limited Partners. Assignees of Limited Partners shall be recognized as such not later than the first of the calendar month following the General Partners' receipt of notice of such assignment.

                                      VI.

                              REPURCHASE OF UNITS

     The Partnership, in its sole discretion, may repurchase Units, after the offering of its Units has closed, at a negotiated price, if such repurchase does not impair the capital or operations of the Partnership. The Partnership may not reserve or apply more than an aggregate of .5% of the gross proceeds of its offering of Units toward any such repurchases.

                                     VII.

         RIGHT OF LIMITED PARTNERS TO RECEIVE PROPERTY OTHER THAN CASH

     No right is given to a Limited Partner to demand and receive property other than cash in return for his or her contribution.

                                     VIII.

                       TERMINATION OF A GENERAL PARTNER

     8.01 Ceasing to be a General Partner. A person ceases to be a General Partner of this Partnership upon the happening of any of the following events ("Terminating Events"):

           (a) The General Partner withdraws from this Partnership.

           (b) The General Partner is removed as a General Partner.

           (c) Unless otherwise provided in the partnership agreement, an order for relief against the General Partner is entered under Chapter 7 of the federal bankruptcy law, or the General Partner (1) makes a general assignment for the benefit of creditors, (2) files a voluntary petition under the federal bankruptcy law, (3) files a petition or answer seeking for that partner any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law, or regulation, (4) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against that partner in any proceeding of this nature, or (5) seeks, consents to, or acquiesces in the appointment of a trustee, receiver, or liquidator of the General Partner or of all or any substantial part of that partner's properties.

          (d) Sixty days after the commencement of any proceeding against the General Partner seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law, or regulation, if the proceeding has not been dismissed, or if within 60 days after the appointment without that partner's consent or acquiescence of a trustee, receiver, or liquidator of the General Partner or of all or any substantial part of that partner's properties, the appointment is not vacated or stayed, or within 60 days after the expiration of any such stay, the appointment is not vacated.

          (e) In the case of a General Partner who is an individual, either of the following:

              (1)  The death of that partner.

              (2) The entry by a court of competent jurisdiction of an order adjudicating the partner incompetent to manage the General Partner's person or estate.

          (f) In the case of a General Partner who is acting as a General Partner by virtue of being a trustee of a trust, the termination of the trust (but not merely the substitution of a new trustee, in which case the new trustee automatically becomes the new General Partner).

          (g) In the case of a General Partner that is a separate partnership, the dissolution of the separate partnership.

          (h) In the case of a General Partner that is a corporation, the filing of a certificate of dissolution, or its equivalent, for the corporation.

          (i) In the case of a General Partner that is an estate, the distribution by the fiduciary of the estate's entire interest in the limited partnership.

     Notwithstanding the provisions of subsections (a) and (h) above, without the concurrence of a majority of the outstanding limited partnership interests, a General Partner may not withdraw or retire as a General Partner or dissolve itself or the Partnership.

     8.02 Continuation of Business of Remaining General Partner. If one General Partner ceases to be a General Partner pursuant to the provisions of
Section 8.01, the remaining General Partner shall continue the business of the Partnership.

     8.03 Removal of a General Partner. The Limited Partners holding a majority in interest of the Units may remove any or all of the General Partners. Written notice of such determination setting forth the effective date of such removal shall be served upon the General Partner or General Partners so removed and, as of the effective date, shall terminate all of such persons' rights and powers as a General Partner.

     8.04 Dissolution of Partnership and Continuance of Partnership Business. After the occurrence of a terminating event with respect to the last remaining General Partner, as described in Section 8.01, the Limited Partners shall meet within ninety (90) days of the terminating event and either:

           (a) Elect one or more new General Partners to continue the Partnership business, in which event, upon the filing of a new Certificate of Limited Partnership to reflect the new General Partner, this Partnership shall continue in business; or

           (b) Elect to terminate and liquidate the Partnership under the provisions of Article IX hereof.

     8.05 Payment to Terminated General Partner. Upon the occurrence of a terminating event, if such terminating event relates to a General Partner who is the last remaining original General Partner and if the business of the Partnership is continued, as aforesaid, the Terminated General Partner shall be entitled to receive from the Partnership the then present fair market value of his allocated interest in Net Profits, Net Losses, Distributions of Cash Available for Distribution, surplus Funds upon liquidation, determined by agreement of the Terminated General Partner and the Partnership, or, if they cannot agree, by arbitration in accordance with the then current rules of the American Arbitration Association. The expense of such arbitration shall be borne equally by the Partnership and the General Partners. For this purpose, the fair market value of the interest of the Terminated General Partner shall be deemed to be the amount the Terminated General Partner would receive upon dissolution and termination of the Partnership under Section 9.02, assuming (a) such dissolution or termination occurred on the date of the dissolving event specified above, and (b) the assets of the Partnership were sold for their then fair market value without compulsion of the Partnership to sell such assets. The Partnership forthwith shall execute and deliver to the Terminated General Partner a promissory note of the Partnership, payable to the order of the Terminated General Partner, which promissory note shall include the following provisions: (i) be in a principal amount equal to the present fair market value of the interest so determined; (ii) bearing interest at a rate per annum which is the lesser of two percent over the prime rate of the Bank of America, NT&SA or ten percent per annum, principal and all unpaid accrued interest payable in equal annual installments with the remaining unpaid principal balance and unpaid accrued interest on the promissory note to be due and payable five years from the date of such terminating event, and (iii) such other provisions as would be usual and customary in a commercial promissory note, including the right of the holder upon default to accelerate otherwise unmatured installments and to recover costs of collection including reasonable attorney's fees. Notwithstanding the foregoing, where the termination is voluntary, the method of payment will be by a non-interest bearing unsecured promissory note with principal payable, if at all, from distributions which the Terminated General Partner otherwise would have received under the partnership agreement had the General Partner not terminated.

     8.06 Termination of Executory Contracts. Upon removal of a General Partner, all executory contracts between the Partnership and the terminating General Partner or any affiliate thereof (unless such affiliate is also an affiliate of a continuing General Partner) may be terminated by the Partnership effective upon written notice to the party so terminated. The terminating General Partner or any affiliate (unless such affiliate is also an affiliate of a continuing General Partner) thereof may also terminate and cancel any such executory contract effective upon sixty (60) days' prior written notice of such termination and cancellation given to the new General Partner, if any, or to the Partnership.

                                      IX.


                          DISTRIBUTION ON TERMINATION

     9.01 Events of Dissolution. The Partnership shall be terminated and dissolved, prior to the end of its term, in accordance with any other provision of this Agreement, or upon the happening of any of the following events:

          (a) The Limited Partners holding a majority of all the Units of the Partnership determine, by written consent or approving vote, that the Partnership should be dissolved; or

          (b) The Partnership is adjudicated insolvent or bankrupt.

     9.02 Gain and Loss on Dissolution and Order of Distribution.

     (a) In the event of the dissolution or termination of the Partnership, unless the remaining Partners elect to continue the business of the Partnership as provided in this Agreement, the General Partners or the liquidator of the Partnership shall proceed with the winding up of the affairs and the liquidation of the Partnership. The General Partners, who shall be the liquidators of the Partnership, shall cause to be prepared a statement setting forth the assets and liabilities of the Partnership as of the date of dissolution, and such statement shall be furnished to all of the Partners (General and Limited). The assets of the Partnership, which the General Partners determine should be liquidated, then shall be liquidated as promptly as possible, but in an orderly and businesslike manner so as not to involve undue sacrifice.

     (b) The aggregate net profit and net loss realized by the Partnership upon the sale or other disposition of its assets shall be credited or charged to the accounts of the General Partners and Limited Partners in accordance with the provisions of Section 3.07 hereof after providing for the debts and liabilities of the Partnership.

     (c) The proceeds of such liquidation shall be applied and distributed in the order of priority and in the same manner as provided in Section 3.07 hereof after providing for the debts and liabilities of the Partnership.

     (d) All distributions under Section 9.02(c) shall be made in money arising from the sale of assets of the Partnership.

     9.03 Eminent Domain. A taking of all or substantially all of the Partnership's property and assets in condemnation or by eminent domain shall be treated in all respects as a sale of the Partnership's property and assets upon the dissolution and liquidation of the Partnership, pursuant to this Article IX. In such event any portion of the property and assets of the Partnership not so taken shall be sold and/or distributed, together with the condemnation award, in the manner provided for in this Article IX.

     9.04 Period of Liquidation. A reasonable time shall be allowed for the orderly liquidation of the assets of the Partnership, so as to enable the General Partners or the liquidator to minimize the normal losses attendant upon liquidation.

                                      X.


                       CERTIFICATES AND OTHER DOCUMENTS

     10.01 General Partners Attorneys for Limited Partners. Each Limited Partner, by becoming a Limited Partner, hereby constitutes and appoints each of the General Partners and his successors the true and lawful attorneys of, and in the name, place and stead of said Limited Partner, from time to time:

           (a) To make all agreements amending this Agreement, as now or hereafter amended, that may be appropriate to reflect solely:

                    (i) A change of the name or the location of the principal place of business of the Partnership;

                    (ii) The disposal by a Limited Partner of his or her interest in the Partnership, in any manner permitted by this Agreement and any return of the capital contribution of a Limited Partner (or any part thereof), if any, provided for by this Agreement;

                    (iii) A person becoming a Limited Partner of the Partnership as permitted by this Agreement;

                    (iv) A change in any provision of this Agreement or the exercise by any person of any right or rights thereunder not requiring the consent of said Limited Partner; and

                    (v) The exercise by any person of any right or rights under this Agreement requiring the consent or approval of a majority or a specified percentage of the Limited Partners and the required consent or approval has been given.

          (b) To make such certificates, instruments and documents, including Fictitious Business Name Statements, as may be required by, or may be appropriate under, the laws of any state or other jurisdiction in which the Partnership is doing or intends to do business in connection with the use of the name of the Partnership by the Partnership; and

          (c) To make such certificates, instruments and documents, including amendments to this Agreement and the Certificate of Limited Partnership, as said Limited Partner may be required or as may be appropriate for said Limited Partner to make, by the laws of any state or other jurisdiction solely to reflect:

                    (i)   A change of address of said Limited Partner;

                    (ii) Any changes in or amendments to this Agreement, or pertaining to the Partnership, of any kind referred to in paragraph
          (a) of this subsection; and

                    (iii) Any other changes in or amendments to this Agreement but only if and when said Limited Partner has agreed to such other changes or amendments by signing, either personally or by duly appointed attorney, an agreement amending this Agreement.

     Each of said agreements, certificates, instruments and documents shall be in such form as said attorney and counsel for the Partnership shall deem appropriate. The powers hereby conferred to make agreements, certificates, instruments and documents shall be deemed to include the powers to sign, execute, acknowledge, swear to, verify, deliver, file, record and publish the same.

     Each Limited Partner authorizes said attorney to take any further action which said attorney shall consider necessary or convenient in connection with any of the foregoing and hereby gives said attorney full power and authority to do and perform each and every act and thing whatsoever requisite and necessary to be done in and about the foregoing as fully as said Limited Partner might or could do if personally present, and hereby ratifies and confirms all that said attorney shall lawfully do or cause to be done by virtue hereof.

     The powers hereby conferred shall continue from the date said Limited Partner becomes a Limited Partner in the Partnership until said Limited Partner shall cease to be such a Limited Partner and, being coupled with an interest, shall be irrevocable.

     10.02 Making, Filing, Etc. of Certificates, Etc. The General Partners agree, when authorized pursuant to Section 10.01, or otherwise, to make, file or record with the appropriate public authority and (if required) publish the Certificate, any amendments thereof, and such other certificates, instruments and documents as may be required or appropriate in connection with the business and affairs of the Partnership.

                                      XI.


                                    NOTICES

     All notices (except notices required under Section XIV hereof), requests and other communications provided for herein shall be in writing and, unless otherwise specified, shall be forwarded by first class mail, directed to the parties at the addresses set forth in the Subscription Agreement and Signature Pages attached hereto or to such other addresses as any party may from time to time designate in writing, and given in accordance with the provisions of this
Article XI. Notices or communications given, as set forth herein, shall be conclusively deemed to have been received by the party to whom addressed three business days after the same are deposited in the United States mail.


                                     XII.

                     CONVEYANCES, CONTRACTS AND DOCUMENTS

     Any deed, bill of sale, mortgage, deed of trust, lease, contract of sale, or other commitment purporting to convey or encumber the interest of the Partnership in all or in any portion of any real or personal property at any time held in its name, and any other contract, check, draft, document, communication or notice to which the Partnership is a party, may be signed by any one of the General Partners acting alone or on behalf of the Partnership.


                                     XIII.

                           DISPUTES AND ARBITRATION

     (This Article omitted at the request of state securities commissions.)

                                     XIV.

               MEETINGS OF, OR ACTIONS BY, THE LIMITED PARTNERS

     (a) Meetings of partners may be held at any place within or without this state as may be fixed by the General Partners. If no other place is so fixed, partners' meetings shall be held at the principal executive office of the Partnership.

     (b) A meeting of the partners may be called by any of the General Partners or by Limited Partners representing more than 10 percent of the interests of Limited Partners for any matters on which the Limited Partners may vote.

     (c) (1) Whenever partners are required or permitted to take any action at a meeting, a written notice of the meeting shall be given, within ten days after receipt of a request, not less than 15, nor more than 60, days before the date of the meeting to each partner entitled to vote at the meeting. The notice shall state the place, date, and hour of the meeting and the general nature of the business to be transacted, and no other business may be transacted.

     (2) Notice of a Partners' meeting or any report shall be given either personally or by mail or other means of written communication, addressed to the partner at the address of the partner appearing on the books of the Partnership or given by the partner to the Partnership for the purpose of notice, or, if no address appears or is given, at the place where the principal executive office of the partnership is located or by publication at least once in a newspaper of general circulation in the county in which the principal executive office is located. The notice or report shall be deemed to have been given at the time when delivered personally or deposited in the mail or sent by other means of written communication. An affidavit of mailing of any notice or report in accordance with the provisions of this article, executed by a General Partner, shall be prima facie evidence of the giving of the notice or report. Included with the notice shall be a detailed statement of the action proposed, including a verbatim statement of the wording of any resolution proposed for adoption by the limited partners and of any proposed amendment to the partnership agreement.

     If any notice or report addressed to the partner at the address of the partner appearing on the books of the Partnership is returned to the Partnership by the United States Postal Service marked to indicate that the United States Postal Service is unable to deliver the notice or report to the partner at the address, all future notices or reports shall be deemed to have been duly given without further mailing if they are available for the partner at the principal executive office of the Partnership for a period of one year from the date of the giving of the notice or report to all other partners.

     (3) Upon written request to the General Partners by any person entitled to call a meeting of partners, the General Partners shall, within ten days after receipt of a request, cause written notice to be given in person or by certified mail to the partners entitled to vote that a meeting will be held at a time requested by the person calling the meeting, not less than 15, nor more than 60, days after the receipt of the request. If the notice is not given within 20 days after receipt of the request, the person entitled to call the meeting may give the notice or, upon the application of such person, the superior court of the county in which the principal executive office of the Partnership is located, or if the principal executive office is not in this state, the county in which the Partnership's address in this state is located, shall summarily order the giving of the notice, after notice to the Partnership giving it an opportunity to be heard. The procedure provided in subdivision (c) of Section 305 of the California Corporations Code shall apply to the application. The court may issue any order as may be appropriate, including, without limitation, an order designating the time and place of the meeting, the record date for determination of partners entitled to vote, and the form of notice.

     (d) When a partners' meeting is adjourned to another time or place, unless the Partnership Agreement otherwise requires and, except as provided in this subdivision, notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting the Partnership may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 45 days or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each partner of record entitled to vote at the meeting.

     (e) The transactions of any meeting of partners, however called and noticed, and wherever held, are as valid as though had at a meeting duly held after regular call and notice, if a quorum is present either in person or by proxy, and if, either before or after the meeting, each of the persons entitled to vote, not present in person or by proxy, signs a written waiver of notice or a consent to the holding of the meeting or an approval of the minutes thereof. All waivers, consents, and approvals shall be filed with the Partnership records or made a part of the minutes of the meeting. Attendance of a person at a meeting shall constitute a waiver of notice of the meeting, except when the person objects, at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened and except that attendance at a meeting is not a waiver of any right to object to the consideration of matters required by this chapter to be included in the notice but not so included, if the objection is expressly made at the meeting. Neither the business to be transacted at nor the purpose of any meeting of partners need be specified in any written waiver of notice, unless otherwise provided in the partnership agreement, except as provided in subdivision (f).

     (f) Any partner approval at a meeting, other than unanimous approval by those entitled to vote, pursuant to paragraph (5) of subdivision (b) of Section 15632 of the California Corporations Code shall be valid only if the general nature of the proposal so approved was stated in the notice of meeting or in any written waiver of notice.

     (g) (1) A majority in interest of the Limited Partners represented in person or by proxy shall constitute a quorum at a meeting of partners.

     (2) The partners present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment notwithstanding the withdrawal of enough partners to leave less than a quorum, if any action taken (other than adjournment) is approved by the requisite percentage of interests of Limited Partners specified in California Revised Limited Partnership Act or in the Partnership Agreement.

     (3) In the absence of a quorum, any meeting of partners may be adjourned from time to time by the vote of a majority of the interests represented either in person or by proxy, but no other business may be transacted, except as provided in paragraph (2).

     (h) Unless otherwise provided in the Partnership Agreement, any action which may be taken at any meeting of the partners may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by partners having not less than the minimum number of votes that would be necessary to authorize or take that action at a meeting at which all entitled to vote thereon were present and voted. In the event the Limited Partners are requested to consent on a matter without a meeting, each partner shall be given notice of the matter to be voted upon in the same manner as described in subdivision (c). In the event any General Partner, or Limited Partners representing more than 10 percent of the interests of the Limited Partners, request a meeting for the purpose of discussing or voting on the matter, the notice of a meeting shall be given in accordance with subdivision (c) and no action shall be taken until the meeting is held. Unless delayed in accordance with the provisions of the preceding sentence, any action taken without a meeting will be effective 15 days after the required minimum number of voters have signed the consent, however, the action will be effective immediately if all General Partners and Limited Partners representing at least 90 percent of the interests of the Limited Partners have signed the consent.

     (i) The use of proxies in connection with this section will be governed in the same manner as in the case of corporations formed under the General Corporation Law of California. The Partnership will provide for proxies or written consents which specify a choice between approval and disapproval of each matter to be acted upon at the meeting.

     (j) In order that the Partnership may determine the partners of record entitled to notices of any meeting or to vote, or entitled to receive any distribution or to exercise any rights in respect of any other lawful action, the General Partners, or Limited Partners representing more than 10 percent of the interests of Limited Partners, may fix, in advance, a record date, which is not more than 60 or less than 15 days prior to the date of the meeting and not more than 60 days prior to any other action. If no record date is fixed:

            (1) The record date for determining partners entitled to notice of or to vote at a meeting of partners shall be at the close of business on the business day next preceding the day on which notice is given or, if notice is waived, at the close of business on the business day next preceding the day on which the meeting is held.

            (2) The record date for determining partners entitled to give consent to Partnership action in writing without a meeting shall be the day on which the first written consent is given.

            (3) The record date for determining partners for any other purpose shall be at the close of business on the day on which the general partners adopt it, or the 60th day prior to the date of the other action whichever is later.

            (4) The determination of partners of record entitled to notice of or to vote at a meeting of partners shall apply to any adjournment of the meeting unless the general partners, or the limited partners who called the meeting, fix a new record date for the adjourned meeting, but the general partners, or the limited partners who called the meeting, shall fix a new record date if the meeting is adjourned for more than 45 days from the date set for the original meeting.

                                      XV.

                             CAPTIONS -- PRONOUNS

     Any titles or captions of articles or paragraphs contained in this Agreement are for convenience only and shall not be deemed part of the context of this Agreement. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identification of the person or person, firm or firms, corporation or corporations may require.

                                     XVI.

                          BINDING EFFECT AND EXHIBITS

     Except as otherwise herein provided, this Agreement shall be binding upon and inure to the benefit of the parties hereto, their heirs, executors, administrators, successors and all persons hereafter having or holding an interest in this Partnership, whether as assignees, substituted Limited Partners, or otherwise. All exhibits hereto are by this reference incorporated herein.

                                     XVII.

                          AMENDMENT OF THE AGREEMENT

     Except as provided by this Article XVII, this Agreement may be modified or amended only by a vote of a majority in interest of the Limited Partners; provided, however, this Agreement may be amended from time to time by the General Partners, without the consent of any of the Limited Partners, but only if such amendment does not affect the rights of the limited partners, (i) to add to the representations, duties or obligations of the General Partners or their Affiliates or to surrender any right or power granted to the General Partners or their Affiliates herein, for the benefit of the Limited Partners; (ii) to cure any ambiguity, to correct or supplement any provision which may be inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under this Agreement which will not be inconsistent with the provisions of this Agreement; (iii) to reflect reductions in the capital contributions of the Limited Partners resulting from the return of capital to the Limited Partners in accordance with the requirements of this Agreement; (iv) to delete or add any provisions of this Agreement required to be so deleted or added by the Staff of the Securities and Exchange Commission or by a State "Blue Sky" Administrator or similar official, which addition or deletion is deemed by the Administrator or official to be for the benefit or protection of the Limited Partners; (v) to elect for the Partnership to be governed by any successor California statute governing limited partnerships; (vi) to effect changes to substantially comply with Internal Revenue Service Regulations
Section 1.704-1; and (vii) as otherwise provided for pursuant to this Partnership Agreement. The General Partner shall notify the Limited Partners within a reasonable time of the adoption of any amendment. Notwithstanding anything to the contrary contained in this Agreement, this Agreement may not be amended without the consent of all Partners to be adversely affected by the amendment that:

     a.  Converts a Limited Partner into a general partner;

     b.  Modifies the limited liability of a Limited Partner;

     c. Alters the interest of the General Partner or Limited Partners in net income or net loss or distributions from the Partnership; or

     d. Adversely affects the status of the Partnership as a partnership for federal income tax purposes.

                                     XVIII

                               ENTIRE AGREEMENT

     This Agreement contains the entire understanding and agreements between the parties hereto respecting the within subject matter, and there are no representations, agreements, arrangements or understandings, oral or written, between and among the parties hereto relating to the subject matter of this Agreement which are not fully expressed herein. This Agreement shall be governed by and construed in accordance with the laws of the State of California and, unless expressly or by necessary implication contravened by any provision hereof, the provisions of the California Revised Limited Partnership Act shall apply.

                                     XIX.

                               TAX CONTROVERSIES

     Should there be any controversy with the Internal Revenue Service or any other taxing authority involving the Partnership or an individual Partner or Partners, the outcome of which may adversely affect the Partnership, either directly or indirectly, the Partnership may incur expenses it deems necessary and advisable in the interest of the Partnership to oppose such proposed deficiency, including, without being limited thereto, legal and accounting fees.

                                      XX.

                          COUNTERPARTS AND EXECUTION

     This Agreement may be executed in multiple counterparts, each of which shall be deemed an original Agreement, and all of which shall constitute one Agreement, by each of the parties hereto on the dates respectively indicated in the signatures of said parties, notwithstanding that all of the parties are not signatories to the original or to the same counterpart, to be effective as of the day and year hereinabove set forth.

                                     XXI.

                    INVESTMENT IN OTHER PROGRAMS OF SPONSOR

     21.01 The provisions of this Article are effective notwithstanding anything to the contrary in Sections 1.05 and 2.01.

     21.02 Investments in limited partnership interests of another program shall be prohibited; however, nothing herein shall preclude the investment in general partnerships or ventures which own and operate a particular property provided this partnership acquires a controlling interest in such other ventures or general partnerships (except as permitted by subsection 21.03). In such event, duplicate property management or other fees shall not be permitted.

     21.03 This partnership shall be permitted to invest in joint venture arrangements with another program formed by the sponsor if all the following conditions are met.

           (a) The two programs have substantially identical investment objectives.

           (b) There are no duplicate property management or other fees.

           (c) The sponsor compensation should be substantially identical in each program.

           (d) The partnership must have a right of first refusal to buy if the other program wishes to sell property held in the joint venture.

           (e) The investment of each program is on substantially the same terms and conditions.

           (f) The prospectus must disclose the potential risk of impasse on joint venture decisions since neither program controls and the potential risk that while one program may buy the property from the other joint venturer, in the event of a sale, it may not have the resources to do so.

                                     XXII.

                      PROCEEDS FROM FINANCING PROPERTIES

     22.1 After the Partnership has owned a property for two years or more, or after January 1, 1995, the Partnership may borrow money and mortgage such property subject to the following:

          (a) A mortgage may be a lien on one or more properties owned by the Partnership.

          (b) The holder of the note evidencing the borrowing may have recourse only to the property(ies) secured by the mortgage for payment of the note; no recourse may be had against any other property owned by the Partnership, or against any General or Limited Partner personally.

          (c) All net financing proceeds received after January 1, 1995 may either be distributed to the Limited and General Partners as provided in this Agreement or be reinvested in manufactured home communities.

          (d) The net financing proceeds should return substantially all of the Limited Partner's invested capital.

          (e) The financing may assist in the sale of all of the Partnership's properties.

          (f) In the General Partner's judgment, the financing should increase the economic return to the Limited Partners, and should not substantially increase the risk of investment in the property(ies).

          (g) Neither the General Partners nor their affiliates shall provide or make available any such financing.

          (h) The mortgage maximum indebtedness shall not exceed 80% of the aggregate fair market value as determined by the lender as of the date of refinancing as to all properties which have been refinanced. For purposes of this section "indebtedness" shall include the principal of any loan together with any interest that may be deferred pursuant to the terms of the loan agreement which exceeds 5% per annum of the principal balance of such indebtedness (excluding contingent participations in income and/or appreciation in the value of the Partnership's property) and shall exclude any indebtedness incurred by the Partnership for necessary working capital.

     In witness whereof, the parties have signed this agreement on the dates indicated below:



Original Limited Partner:            PATRICIA ANN COSEO            June 28, 1988
                                 -----------------------------
                                     Patricia Ann Coseo            as amended to
                                                                    June 8, 1995

Individual General Partner:          JOHN A. COSEO, JR.            June 28, 1988
                                 -----------------------------
                                     John A. Coseo, Jr.            as amended to
                                                                    June 8, 1995

Corporate General Partner:           The Windsor Corporation

                                 By  JOHN A. COSEO, JR.            June 28, 1988
                                 ----------------------------
                                     John A. Coseo, Jr.            as amended to
                                           President               June 8, 1995



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